Exhibit 99.3

LUDUSON G INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2022

	LUDUSON G INC.	GLAMOUROUS GROUP HOLDING LIMITED	PRO FORMA ADJUSTMENTS	PRO FORMA CONSOLIDATED
ASSETS
Current assets

Cash	$2,821	$12,056	$–	$14,877
Investment in Unlisted shares	–	–	–	–

Total current assets	2,821	12,056	–	14,877

TOTAL ASSETS	$2,821	$12,056	$–	$14,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued liabilities and other payables	$81,000	$–	$–	$81,000

Total current liabilities	81,000	–	–	81,000

TOTAL LIABILITIES	81,000	–	–	81,000

SHAREHOLDERS’ EQUITY
Preferred stock	–	–	–	–
Common stock	2,821	12,056	19,404	34,281
Additional paid-in capital	1,032,179	–	12,906,725	13,938,904
Accumulated loss	(1,113,179)	–	(12,926,129)	(14,039,308)

Shareholders’ deficit	(78,179)	12,056	–	(66,123)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,821	$12,056	$–	$14,877

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

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PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2022

	LUDUSON G INC.	GLAMOUROUS GROUP HOLDING LIMITED	PRO FORMA ADJUSTMENTS	PRO FORMA CONSOLIDATED
Revenue, net	$–	$–	$–	$–

Cost of revenue	–	–	–	–

Gross profit	–	–	–	–

Operating expenses:
Audit fee	43,000	–	–	43,000

OPERATING INCOME	(43,000)	–	–	(43,000)

Listing fee expenses	–	–	14,039,308	14,039,308
Income tax expenses	–	–	–	–

NET INCOME	(43,000)	–	(14,039,308)	(14,082,308)

OTHER COMPREHENSIVE INCOME (LOSS)
Gain (Loss) on exchange translation		(1,442)	–	(1,442)

NET LOSS AND COMPREHENSIVE LOSS	$(43,000)	$(1,442)	$(14,039,308)	$(14,083,750)

Net loss per share
Basic and diluted	$–	$–	$–	$–

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

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NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED

DECEMBER 31, 2022

NOTE 1 – PROPOSED ARRANGEMENT OF THE REVERSE TAKEOVER OF GLAMOUROUS

On May 24, 2023, the Board of Directors of Luduson G Inc. (“LDSN” or the “Company”) approved a Share exchange Agreement to be entered between the Company and the sole shareholder of Glamourous Group Holding Limited (“Glamourous”), whose primary business include influencer management, commercial film production and online ecosystems development. The Share exchange Agreement among LDSN, Glamourous and the sole shareholder of Glamourous will result in a reverse takeover of LDSN by the Raffles Shareholder (the “Reverse Takeover”).

Subject to the Arrangement, the Company has agreed to acquire all of the outstanding capital stock of Glamourous in exchange for 320,000,000 newly issued shares of the Company’s common stock. As a result, a total of 348,210,000 post-consolidation LDSN common stock will be outstanding, with the former Glamourous Shareholder holding approximately 91.9% of the outstanding common stock subsequent to the Reverse Takeover.

NOTE 2 – BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements of the Company have been prepared by management to illustrate the effect of the acquisition ("Pro Forma") on the financial position and results of operations information derived from the financial statements of LDSN and the financial statements of Glamourous using the same accounting policies as described in Glamourous’ annual financial statements together with other information available to the Company. The pro forma consolidated balance sheet as of December 31, 2022 is based on the historical balance sheets of LDSN and Glamourous as of that date and assumes the acquisition took place on that date. The unaudited pro-forma consolidated financial statements have been prepared for inclusion in the information circular in conjunction with the Reverse Takeover of Glamourous and the spinout of all unlisted investment in subsidiaries of the Company.

The unaudited pro forma condensed financial statements may not be indicative of the actual results of the acquisition. The unaudited pro forma adjustments are based on available information and assumptions that management believes are reasonable. The accompanying unaudited pro forma financial statements should be read in connection with the historical financial statements and related notes of LDSN and Glamourous.

NOTE 3 – PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions and adjustments to give effect to the transactions described in Note 1 and other transactions described below as if they had occurred on December 31, 2022 in the case of the unaudited pro forma consolidated statement of financial position and consolidated statement of income (loss) and comprehensive income (loss):

REVERSE TAKEOVER ACCOUNTING

Prior to the closing of the Share exchange Agreement, LDSN will acquire all of the outstanding capital stock of Glamourous in exchange for 320,000,000 newly issued shares of the Company’s common stock trading immediately before closing at $0.4949 per share, which is the per share price described as the fair value of the share.

The Company will complete such reverse takeover transaction pursuant to the Share exchange Agreement in which the Company acquired Glamourous. For accounting purposes, Glamourous is deemed to be the accounting acquirer in such reverse takeover transaction. The net assets of LDSN are included at fair value, assumed to be equal to their carrying value at December 31, 2022. The allocation of estimated consideration transferred is summarized as below:

Glamourous' consideration of 28,210,000 shares	$13,961,129
Add: Net deficit in LDSN	$78,179
Listing expense	$14,039,308

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